Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2019 Results

Mitchel Field, NY, March 14, 2019 – Frequency Electronics, Inc. (NASDAQ-FEIM) reported revenues for the third quarter of fiscal 2019, which ended January 31, 2019, of $13.2 million compared to $10.6 million in the third quarter of fiscal 2018. Revenues for the first nine months of fiscal 2019 were $36.3 million compared to $31.9 million recorded in the same period of the prior year. The Company recorded a $0.4 million operating loss for the third quarter of fiscal 2019, compared to an operating loss of $7.3 million in the third quarter of fiscal 2018. Operating loss for the first nine months of fiscal 2019 was $0.5 million compared to $9.0 million in the first nine months of fiscal 2018. Net loss from continuing operations for the third quarter of fiscal 2019 was ($0.3) million or ($0.04) per diluted share compared to net loss ($10.1) million or ($1.15) per diluted share for the third quarter of the prior year. Net loss from continuing operations for the first nine months of fiscal 2019 was ($0.2) million or ($0.02) per diluted share compared to net loss to ($10.6) million or ($1.20) per diluted share for the first nine months of fiscal 2018.

Martin Bloch, FEI’s Executive Chairman of the Board commented, “We remain on track to achieve substantial revenue growth this full fiscal year and beyond. I am delighted that in the third quarter, and since, we have received new space related contract awards with great potential for long term growth.”

Stanton Sloane, CEO, commented, “I am pleased with our increasing revenue and improved operating margin in the 3rd quarter. That trend, combined with the high level of proposal activity we have underway, bodes well for continued top line and bottom line growth. As we continue to focus on improving profitability in our Asian and Elcom subsidiaries, we are also sustaining robust investments in research and development of new products and technologies. It is very encouraging to see these efforts start to positively affect our financial results.”

Selected Fiscal 2019 Financial Metrics and Other Items

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For the nine months ended January 31, 2019 satellite related revenues, both for Government/DOD and commercial end use were approximately $17.3 million compared to $11.4 million for the same period of fiscal 2018. Commercial and U.S. Government satellite payload programs accounted for approximately 48% of consolidated revenues, compared to 36% for the same period of fiscal 2018.

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For the nine months ended January 31, 2019 sales for non-space related U.S. Government/DOD, end use were $17.1 million compared to $13.9 million for the same period of fiscal 2018. Sales for U.S. Government/DOD non-space end use accounted for approximately 47% of consolidated revenues compared to 44% of consolidated revenues for the same period of fiscal 2018.

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Sales for other commercial and industrial applications were approximately $2.0 million for fiscal 2019 compared to $6.6 million for the same period of fiscal 2018. Commercial and industrial applications accounted for approximately 5% of consolidated revenues, compared to 21% for the same period of the prior year.

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Gross margin rate for the nine months of fiscal 2019 increased to 34.1% as compared to 12.1% during the same period of fiscal 2018. For the nine and three month period ended January 31, 2019 gross margin and gross margin rate increased over the same period in fiscal 2018. The prior year’s gross margin and gross margin rate was effected by a $5.0 million inventory write downs, lower revenues, increased repair costs and unabsorbed manufacturing overhead costs.

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Research and development expense were to $5.1 million for the nine months of fiscal 2019 comparable to $5.1 million for the same period of fiscal 2018. For the balance of the fiscal year research and development activity will include a significantly higher level of customer funded R&D.

-	The Company continues to be engaged in recruiting additional key physicists, engineering, marketing and manufacturing personnel.

-	Backlog at the end of the third quarter of fiscal 2019 rose to $39 million from $30 million at the end of the previous fiscal year end.

Investor Conference Call

As announced on March 11, 2019, the Company will hold a conference call to discuss these results on Thursday, March 14, 2019, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-844-369-8770. International callers may dial 862-298-0840. Ask for the Frequency Electronics conference call.

The call will be archived on the Company’s website through June 14, 2019. The archived call may also be retrieved at 1-877-481-4010 (domestic) or 1-919-882-2331 (international) using Conference ID #: 45324 for one week following the call.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and EW markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides sub-systems for Electronic Warfare (“EW”) and added resources for state-of-the-art RF microwave products, FEI-Asia provides cost effective manufacturing capabilities. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and quartz components for commercial applications. Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Stanton Sloane, President, Chief Executive Officer: Steven Bernstein, Chief Financial Officer;

Martin Bloch, Executive Chairman of the Board:

Telephone:     (516) 794-4500         WEBSITE:     www.frequencyelectronics.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (unaudited)

(in thousands except per share data)

	Nine Months ended		Three Months Ended
	January 31,		January 31,
	2019	2018	2019	2018
Revenues	$36,345	$31,932	$13,193	$10,572
Cost of Revenues	23,953	28,060	9,093	13,424
Gross Margin	12,392	3,872	4,100	(2,852)
Selling and Administrative	7,838	7,796	2,657	2,749
Research and Development	5,094	5,071	1,837	1,708
Operating Loss	(540)	(8,995)	(394)	(7,309)
Interest and Other, Net	410	1,179	133	50
Income (Loss) before Income Taxes	(130)	(7,816)	(261)	(7,259)
Income Tax Benefit	38	2,750	60	2,848
Net Income (Loss) from Continuing Operations	(168)	(10,566)	(321)	(10,107)
Loss from Discontinued Operations, net of tax	-	(697)	-	(289)
Net Income (Loss)	$(168)	$(11,263)	$(321)	$(10,396)

Net Income (Loss) per share:
Basic and diluted income (loss) from continued operations	$(0.02)	$(1.20)	$(0.04)	$(1.15)
Basic and diluted loss earnings from discontinued operations	$0.00	$(0.07)	$0.00	$(0.03)
Basic and diluted income (loss) per share	$(0.02)	$(1.27)	$(0.04)	$(1.18)
Average Shares Outstanding
Basic	8,899	8,836	8,928	8,846
Diluted	8,899	8,836	8,928	8,846

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	January 31,	April 30,
	2019	2018
	(unaudited)	(audited)
ASSETS
Cash & Marketable Securities	$10,860	$14,018
Accounts Receivable	7,312	4,268
Costs and Estimated Earnings in Excess of Billings, net	7,282	5,094
Inventories	25,065	26,186
Other Current Assets	1,294	2,509
Property, Plant & Equipment	13,783	14,127
Other Assets	18,652	17,382
	$84,248	$83,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$4,564	$5,257
Other Long-term Obligations	15,093	15,065
Stockholders’ Equity	64,591	63,262
	$84,248	$83,584